Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Accelerates Auto Insurance Rate Increases
Slowing Policy Growth and Reducing Costs to Improve Profitability

NORTHBROOK, Ill., August 3, 2022 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2022.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2022	2021	% / pts Change	2022	2021	% / pts Change
Consolidated revenues	$12,220	$12,646	(3.4)%	$24,557	$25,097	(2.2)%
Net income (loss) applicable to common shareholders	(1,042)	1,595	NM	(412)	187	NM
per diluted common share (1)	(3.81)	5.26	NM	(1.49)	0.61	NM
Adjusted net income (loss)*	(209)	1,149	NM	517	3,020	(82.9)
per diluted common share* (1)	(0.76)	3.79	NM	1.85	9.90	(81.3)
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				4.0%	15.3%	(11.3)
Adjusted net income*				6.9%	23.8%	(16.9)
Common shares outstanding (in millions)				271.2	296.9	(8.7)
Book value per common share				66.15	86.33	(23.4)
Property-Liability insurance premiums earned	10,874	10,009	8.6	21,372	19,905	7.4
Property-Liability combined ratio
Recorded	107.9	95.7	12.2	102.7	89.5	13.2
Underlying combined ratio*	93.4	85.7	7.7	92.2	81.4	10.8
Catastrophe losses	1,108	952	16.4	1,570	1,542	1.8
Total policies in force (in thousands)				187,680	189,361	(0.9)
(1) In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate has a long history of successfully navigating challenging environments, and we are confident in our ability to restore profitability to target levels while continuing to innovate and transform our company,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “The impact of rising claim repair costs and upward prior year loss reserve development led to a recorded combined ratio of 107.9 in the second quarter. The underwriting loss combined with equity valuation declines and losses on fixed income sales resulted in a net loss of $1.04 billion and an adjusted net loss* of $209 million in the quarter. As a result, we are further accelerating insurance price increases, implementing underwriting restrictions in underperforming states and reducing advertising spend, which is expected to improve profitability and slow policy growth. Insurance premiums earned of $10.9 billion increased 8.6% primarily due to higher average premiums in auto and homeowners insurance. While the current operating environment necessitates focus on improving insurance margins, progress was made on the Transformative Growth strategy including launching beta versions of a new auto insurance product and technology ecosystem. Shareholders also benefited from strong capital management with cash returns of $919 million through common shareholder dividends and share repurchases,” concluded Wilson.

Second Quarter 2022 Results

•Total revenues of $12.2 billion in the second quarter of 2022 decreased 3.4% compared to the prior year quarter as an 8.6% increase in Property-Liability earned premium was more than offset by net losses on investments and derivatives in 2022 compared to net gains in 2021 and lower net investment income.

•Net loss applicable to common shareholders was $1.04 billion in the second quarter of 2022 compared to income of $1.60 billion in the prior year quarter, primarily due to lower underlying underwriting income, higher catastrophe losses, equity valuation declines and losses on fixed income sales.

•Adjusted net loss* of $209 million, or $(0.76) per diluted share, compares to adjusted net income* of $1.15 billion generated in the prior year quarter. The decline reflects increased claims severity and unfavorable prior year reserve reestimates, lower net investment income and higher catastrophe losses.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2022	2021	% / pts Change	2022	2021	% / pts Change
Premiums earned	$10,874	$10,009	8.6%	$21,372	$19,905	7.4%
Allstate Brand	9,288	8,746	6.2	18,299	17,427	5.0
National General	1,586	1,263	25.6	3,073	2,478	24.0

Underwriting income (loss)	(864)	429	NM	(584)	2,086	NM
Allstate Brand	(825)	414	NM	(574)	1,929	NM
National General	(38)	15	NM	(9)	153	NM

Recorded combined ratio	107.9	95.7	12.2	102.7	89.5	13.2
Allstate Protection auto	107.9	94.3	13.6	105.0	87.4	17.6
Allstate Protection homeowners	106.9	100.3	6.6	95.8	94.6	1.2

Underlying combined ratio*	93.4	85.7	7.7	92.2	81.4	10.8
Allstate Protection auto	102.1	91.8	10.3	100.5	86.0	14.5
Allstate Protection homeowners	70.3	69.5	0.8	69.7	68.6	1.1

•Property-Liability earned premium of $10.9 billion increased 8.6% in the second quarter of 2022 compared to the prior year quarter, driven primarily by higher average premiums and policies in force growth. The recorded combined ratio of 107.9 generated an underwriting loss of $864 million compared to income of $429 million in the second quarter of 2021.

◦The underwriting loss was primarily driven by adverse prior year reserve reestimates, higher current report year claim severities and increased catastrophe losses. This was partially offset by higher premiums earned.

◦Non-catastrophe prior year reserve strengthening of $411 million in the second quarter of 2022 included $275 million related to personal auto insurance and $91 million related to commercial auto insurance, largely from shared economy business written in states which Allstate has exited.

◦The underlying combined ratio* of 93.4 in the second quarter of 2022 was 7.7 points above the prior year quarter, reflecting a higher auto insurance loss ratio.

◦The expense ratio of 23.0 in the second quarter decreased 1.7 points compared to the second quarter of 2021, mainly from lower advertising expenses and reduced amortization of deferred acquisition costs.

◦Allstate Protection auto insurance earned premium increased 6.8% driven by higher average premiums from rate increases and policies in force growth of 2.3% compared to the prior year quarter. Policies in force growth was driven by National General, including impacts from the SafeAuto acquisition, and the Allstate brand. Allstate brand auto net written premium growth of 7.1% compared to the prior year quarter reflected a 7.3% increase in average gross written premium and 0.3% increase in policies in force. Allstate brand implemented auto rate increases in 30 locations in the second quarter at an average of 8.7%, or 2.5% on total premiums, bringing the year to date impact to 6.1% on total premiums.

The recorded auto insurance combined ratio of 107.9 in the second quarter of 2022 was 13.6 points above the prior year quarter due to higher claim severity and accident frequency compared to the second quarter of 2021 and 3.8 points of unfavorable non-catastrophe prior year reserve reestimates driven by physical damage and bodily injury coverages. The underlying combined ratio* of 102.1 was 10.3 points above the prior year quarter.

Rising auto claim severity levels compared to the prior year reflect higher costs for used cars, parts and labor and are geographically widespread across the United States. Injury claim cost increases reflect more severe auto accidents, increased medical inflation, higher consumption of medical treatment and more claims with attorney involvement.

◦Allstate Protection homeowners insurance earned premium grew 11.4%, and policies in force increased 1.2% compared to the second quarter of 2021. Allstate brand net written premium increased 15.2% compared to the prior year quarter, driven by average premium increases of 13.2% due to inflation in insured home valuations and implemented rate increases, combined with policies in force growth of 1.7%.

The recorded homeowners insurance combined ratio of 106.9 increased 6.6 points compared to the second quarter of 2021 and generated an underwriting loss of $186 million in the quarter. The increase reflects higher catastrophe and non-catastrophe losses and unfavorable prior year reserve reestimates. The underlying combined ratio* of 70.3 increased 0.8 points compared to the second quarter of 2021, driven by higher severity due to inflation in labor and materials costs, partially offset by higher average earned premium.

Protection Services Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2022	2021	% / $ Change	2022	2021	% / $ Change
Total revenues (1)	$629	$581	8.3%	$1,256	$1,133	10.9%
Allstate Protection Plans	338	295	14.6	667	570	17.0
Allstate Dealer Services	139	130	6.9	274	253	8.3
Allstate Roadside	64	60	6.7	129	119	8.4
Arity	52	64	(18.8)	114	128	(10.9)
Allstate Identity Protection	36	32	12.5	72	63	14.3
Adjusted net income (loss)	$43	$56	$(13)	$96	$105	$(9)
Allstate Protection Plans	36	42	(6)	79	87	(8)
Allstate Dealer Services	8	10	(2)	17	18	(1)
Allstate Roadside	1	2	(1)	3	6	(3)
Arity	(1)	1	(2)	(2)	3	(5)
Allstate Identity Protection	(1)	1	(2)	(1)	(9)	8
(1) Excludes net gains and losses on investments and derivatives

•Protection Services revenues increased to $629 million in the second quarter of 2022, 8.3% higher than the prior year quarter, primarily due to Allstate Protection Plans, partially offset by declines at Arity. Adjusted net income of $43 million decreased by $13 million compared to the prior year quarter.

◦Allstate Protection Plans revenue of $338 million increased $43 million, or 14.6%, compared to the prior year quarter, reflecting higher earned premium. Adjusted net income of $36 million in the second quarter of 2022 was $6 million lower than the prior year quarter, due to investments in growth.

◦Allstate Dealer Services revenue of $139 million was 6.9% higher than the second quarter of 2021. Adjusted net income of $8 million in the second quarter was $2 million lower than the prior year quarter.

◦Allstate Roadside revenue of $64 million in the second quarter of 2022 increased 6.7% compared to the prior year quarter, driven by increased rescue volumes and new business. Adjusted net income declined by $1 million compared to the prior year quarter.

◦Arity revenue of $52 million decreased $12 million compared to the prior year quarter, due to reductions in client advertising. Adjusted net loss of $1 million in the second quarter of 2022 was $2 million worse than the prior year quarter. Arity continues to expand its data acquisition platform with over 870 billion miles of traffic data being used to serve an increasing number of insurance and third-party application customers.

◦Allstate Identity Protection revenue of $36 million in the second quarter of 2022 increased 12.5% compared to the prior year quarter, due to new client launches and increased participation rates at existing clients. Adjusted net loss of $1 million compared to income of $1 million in the second quarter of 2021.

Allstate Health and Benefits Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2022	2021	% Change	2022	2021	% Change
Premiums and contract charges	$466	$447	4.3%	$935	$902	3.7%
Employer voluntary benefits	257	255	0.8	523	518	1.0
Group health	95	87	9.2	189	170	11.2
Individual health	114	105	8.6	223	214	4.2
Adjusted net income	65	62	4.8	118	127	(7.1)

•Allstate Health and Benefits premiums and contract charges increased 4.3% compared to the prior year quarter, due to growth in individual and group health. Adjusted net income of $65 million in the second quarter of 2022 increased $3 million compared to the second quarter of 2021 as increased premiums and contract charges were only partially offset by higher individual health claims.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2022	2021	$ / pts Change	2022	2021	$ / pts Change
Net investment income	$562	$974	$(412)	$1,156	$1,682	$(526)
Market-based investment income (1)	368	355	13	691	709	(18)
Performance-based investment income (1)	236	649	(413)	542	1,027	(485)
Net gains (losses) on investments and derivatives	(733)	287	(1,020)	(1,000)	713	(1,713)
Change in unrealized net capital gains and losses, pre-tax	(1,459)	324	(1,783)	(3,497)	(1,050)	(2,447)
Total return on investment portfolio	(2.8)%	2.6%	(5.4)	(5.6)%	2.4%	(8.0)
Total return on investment portfolio (trailing twelve months)				(3.5)%	6.8%	(10.3)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $61.1 billion portfolio generated net investment income of $562 million in the second quarter of 2022, a decrease of $412 million from the prior year quarter, driven by lower performance-based income.

◦Market-based investment income was $368 million in the second quarter of 2022, an increase of $13 million, or 3.7%, compared to the prior year quarter reflecting an increase in the fixed income portfolio yield, which has benefited from reinvesting at higher interest rates.

◦Performance-based investment income totaled $236 million in the second quarter of 2022, a decrease of $413 million compared to an exceptional prior year quarter. Second quarter 2022 results benefited from portfolio diversification as contributions from real estate and other asset classes, including infrastructure investments, contributed more to income than private equity investments.
◦Net losses on investments and derivatives were $733 million in the second quarter of 2022, compared to gains of $287 million in the prior year quarter, primarily due to declines in the valuation of equity investments and losses on the sales of fixed income securities. Partially offsetting the net losses were gains on derivatives used to shorten the bond portfolio duration, which began in 2021 to reduce exposure to inflation and higher interest rates.
◦Unrealized net capital gains and losses declined $1.5 billion in the second quarter of 2022, as higher interest rates and credit spreads resulted in lower fixed income valuations. Reducing the fixed income portfolio duration from 4.6 to 3.2 years since September 30, 2021, through the sale of bonds and use of derivatives, mitigated the valuation decline in the portfolio by approximately $1.3 billion year to date.
◦Total return on the investment portfolio was a negative 2.8% for the second quarter of 2022.

Proactive Capital Management

“In the second quarter, Allstate continued to provide meaningful cash returns to shareholders. We returned $919 million to common shareholders through a combination of $683 million in share repurchases and $236 million in common shareholder dividends,” said Mario Rizzo, Chief Financial Officer. “Shares outstanding have been reduced by 8.7% over the last twelve months and $1.8 billion remains on the current $5 billion share repurchase authorization, which is expected to be completed early next year,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, August 4. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2022	December 31, 2021
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $44,027 and $41,376)	$41,282	$42,136
Equity securities, at fair value (cost $4,410 and $6,016)	4,681	7,061
Mortgage loans, net	848	821
Limited partnership interests	7,943	8,018
Short-term, at fair value (amortized cost $4,384 and $4,009)	4,384	4,009
Other investments, net	1,917	2,656
Total investments	61,055	64,701
Cash	766	763
Premium installment receivables, net	8,824	8,364
Deferred policy acquisition costs	5,030	4,722
Reinsurance and indemnification recoverables, net	9,376	10,024
Accrued investment income	359	339
Deferred income taxes	118	—
Property and equipment, net	975	939
Goodwill	3,496	3,502
Other assets, net	6,351	6,086
Total assets	$96,350	$99,440
Liabilities
Reserve for property and casualty insurance claims and claims expense	$34,276	$33,060
Reserve for future policy benefits	1,295	1,273
Contractholder funds	908	908
Unearned premiums	21,026	19,844
Claim payments outstanding	1,216	1,123
Deferred income taxes	—	833
Other liabilities and accrued expenses	9,635	9,296
Long-term debt	7,970	7,976
Total liabilities	76,326	74,313
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 271 million and 281 million shares outstanding	9	9
Additional capital paid-in	3,740	3,722
Retained income	52,412	53,294
Treasury stock, at cost (629 million and 619 million shares)	(35,858)	(34,471)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(2,138)	598
Unrealized foreign currency translation adjustments	(62)	(15)
Unamortized pension and other postretirement prior service credit	42	72
Total accumulated other comprehensive income	(2,158)	655
Total Allstate shareholders’ equity	20,115	25,179
Noncontrolling interest	(91)	(52)
Total equity	20,024	25,127
Total liabilities and equity	$96,350	$99,440

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenues
Property and casualty insurance premiums	$11,362	$10,444	$22,343	$20,751
Accident and health insurance premiums and contract charges	466	447	935	902
Other revenue	563	494	1,123	1,049
Net investment income	562	974	1,156	1,682
Net gains (losses) on investments and derivatives	(733)	287	(1,000)	713
Total revenues	12,220	12,646	24,557	25,097

Costs and expenses
Property and casualty insurance claims and claims expense	9,367	7,207	17,189	13,250
Shelter-in-Place Payback expense	—	29	—	29
Accident, health and other policy benefits	269	252	538	494
Amortization of deferred policy acquisition costs	1,619	1,545	3,231	3,068
Operating costs and expenses	1,850	1,683	3,752	3,414
Pension and other postretirement remeasurement (gains) losses	259	(134)	12	(444)
Restructuring and related charges	1	71	13	122
Amortization of purchased intangibles	87	105	174	158
Interest expense	83	91	166	177
Total costs and expenses	13,535	10,849	25,075	20,268

(Loss) income from operations before income tax expense	(1,315)	1,797	(518)	4,829

Income tax (benefit) expense	(291)	362	(140)	988

Net (loss) income from continuing operations	(1,024)	1,435	(378)	3,841

Income (loss) from discontinued operations, net of tax	—	196	—	(3,597)

Net (loss) income	(1,024)	1,631	(378)	244

Less: Net (loss) income attributable to noncontrolling interest	(9)	6	(19)	—

Net (loss) income attributable to Allstate	(1,015)	1,625	(359)	244

Less: Preferred stock dividends	27	30	53	57

Net (loss) income applicable to common shareholders	$(1,042)	$1,595	$(412)	$187

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$(3.81)	$4.68	$(1.49)	$12.59
Discontinued operations	—	0.66	—	(11.97)
Total	$(3.81)	$5.34	$(1.49)	$0.62

Diluted
Continuing operations	$(3.81)	$4.61	$(1.49)	$12.41
Discontinued operations	—	0.65	—	(11.80)
Total	$(3.81)	$5.26	$(1.49)	$0.61

Weighted average common shares – Basic	273.8	298.8	275.9	300.6
Weighted average common shares – Diluted	273.8	303.3	275.9	304.9

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Gain or loss on disposition of operations
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations, gain or loss on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses, income or loss from discontinued operations and gain or loss on disposition of operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended June 30,
	Consolidated		Per diluted common share
	2022	2021	2022		2021
Net income (loss) applicable to common shareholders	$(1,042)	$1,595	$(3.81)	(1)	$5.26
Net (gains) losses on investments and derivatives	733	(287)	2.68		(0.95)
Pension and other postretirement remeasurement (gains) losses	259	(134)	0.95		(0.44)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	—	—		—
Business combination expenses and the amortization of purchased intangibles	87	105	0.32		0.35
Business combination fair value adjustment	—	(6)	—		(0.02)
(Gain) loss on disposition of operations	(27)	—	(0.10)		—
(Income) loss from discontinued operations	—	(493)	—		(1.63)
Income tax expense (benefit)	(219)	369	(0.80)		1.22
Adjusted net income (loss) *	$(209)	$1,149	$(0.76)	(1)	$3.79

	Six months ended June 30,
	Consolidated		Per diluted common share
	2022	2021	2022		2021
Net income (loss) applicable to common shareholders	$(412)	$187	$(1.49)	(2)	$0.61
Net (gains) losses on investments and derivatives	1,000	(713)	3.58		(2.34)
Pension and other postretirement remeasurement (gains) losses	12	(444)	0.05		(1.46)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	1	—		—
Business combination expenses and the amortization of purchased intangibles	174	180	0.63		0.59
Business combination fair value adjustment	—	(6)	—		(0.02)
(Gain) loss on disposition of operations	(11)	—	(0.04)		—
(Income) loss from discontinued operations	—	3,670	—		12.04
Income tax expense (benefit)	(246)	145	(0.88)		0.48
Adjusted net income (loss) *	$517	$3,020	$1.85		$9.90
_____________
(1) Due to a net loss reported for the three months ended June 30, 2022, calculation uses weighted average shares of 273.8 million, which excludes weighted average diluted shares of 3.2 million.
(2) Due to a net loss reported for the six months ended June 30, 2022, calculation uses weighted average shares of 275.9 million, which excludes weighted average diluted shares of 3.5 million.

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2022	2021
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$886	$3,911
Denominator:
Beginning Allstate common shareholders’ equity	$26,037	$25,016
Ending Allstate common shareholders’ equity (1)	18,145	26,037
Average Allstate common shareholders’ equity	$22,091	$25,527
Return on Allstate common shareholders’ equity	4.0%	15.3%

($ in millions)	For the twelve months ended June 30,
	2022	2021
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$1,530	$5,512

Denominator:
Beginning Allstate common shareholders’ equity	$26,037	$25,016
Less: Unrealized net capital gains and losses	2,164	2,602
Adjusted beginning Allstate common shareholders’ equity	23,873	22,414

Ending Allstate common shareholders’ equity (1)	18,145	26,037
Less: Unrealized net capital gains and losses	(2,138)	2,164
Adjusted ending Allstate common shareholders’ equity	20,283	23,873
Average adjusted Allstate common shareholders’ equity	$22,078	$23,144
Adjusted net income return on Allstate common shareholders’ equity *	6.9%	23.8%
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(1) Excludes equity related to preferred stock of $1,970 million as of June 30, 2022 and $2,170 million as of June 30, 2021.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Combined ratio	107.9	95.7	102.7	89.5
Effect of catastrophe losses	(10.2)	(9.5)	(7.3)	(7.7)
Effect of prior year non-catastrophe reserve reestimates	(3.8)	0.2	(2.7)	0.1
Effect of amortization of purchased intangibles	(0.5)	(0.7)	(0.5)	(0.5)
Underlying combined ratio*	93.4	85.7	92.2	81.4

Effect of prior year catastrophe reserve reestimates	0.4	0.4	0.2	(1.0)

Allstate Protection - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Combined ratio	107.9	94.3	105.0	87.4
Effect of catastrophe losses	(1.5)	(2.2)	(1.0)	(1.3)
Effect of prior year non-catastrophe reserve reestimates	(3.8)	0.4	(2.9)	0.3
Effect of amortization of purchased intangibles	(0.5)	(0.7)	(0.6)	(0.4)
Underlying combined ratio*	102.1	91.8	100.5	86.0

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.1)	(0.3)	(0.2)

Allstate Protection - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Combined ratio	106.9	100.3	95.8	94.6
Effect of catastrophe losses	(34.3)	(30.3)	(24.7)	(25.5)
Effect of prior year non-catastrophe reserve reestimates	(1.7)	0.3	(0.8)	—
Effect of amortization of purchased intangibles	(0.6)	(0.8)	(0.6)	(0.5)
Underlying combined ratio*	70.3	69.5	69.7	68.6

Effect of prior year catastrophe reserve reestimates	3.2	1.5	1.5	(3.6)

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